Deutsche Fixed Income 10f3 Transaction Q1 2001
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Ford Motor Credit	Daimler Chrysler	Ford
Underwriters	DBAB, Goldman, MSDW, ABN Amro, BofA, Banc One, Bear Stearns, Blaylock & Partners, Lehman, Merrill, Salomon Smith Barney, Utendahl, Williams Capital	DB Alex.Brown, JPMorgan, Salomon Smith Barney	Bear Stearns, Merrill, Salomon Smith Barney
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	F 6.875%, 2/1/06	DCX 8.5%, 1/18/31	F 7.45%, 7/16/31
Is the affiliate a manager or co-manager of offering?	Joint co-lead	Joint co-lead	no
Name of underwriter or dealer from which purchased	Morgan Stanley	Chase	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	1/25/2001	1/11/2001	7/8/1999

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 3,000,000,000	$ 1,500,000,000	$ 3,300,000,000
Total	$ 3,000,000,000	$ 1,500,000,000	$ 3,300,000,000

Public offering price	99.8250	99.2170	99.049
Price paid if other than public offering price	same	same	n/a
Underwriting spread or commission	0.20%	0.50%	0.70%
Rating	A2/A	A2/A	A2/A
Current yield	6.887%	8.57%	7.52%

Total par value purchased	$ 11,716,000	$ 80,000	n/a
$ amount of purchase	$ 11,695,497	$ 79,374	n/a

% of offering purchased by fund	0.39%	0.01%	n/a
% of offering purchased by associated funds	0.13%	0.00%	n/a
Total	0.52%	0.01%	n/a